Corporate Communications                         Exhibit 99.1
_________________________________________________________________________________________

CNH Industrial maintains its top position in the Dow Jones Sustainability Indices

The Company obtained the highest score, 88/100, in the 2021 S&P Global Corporate Sustainability Assessment (Score date: Nov 12, 2021).

London, November 19, 2021

CNH Industrial (NYSE: CNHI /MI: CNHI) has been included for the 11th consecutive year in the Dow Jones Sustainability Indices (DJSI) World and Europe.

As of Nov 12, 2021, CNH Industrial achieved the highest score (88/100) out of 126 companies assessed in the Machinery and Electrical Equipment Industry in the S&P Global Corporate Sustainability Assessment.

The DJSI World and DJSI Europe Indices are among the most prestigious sustainability-focused equity indices. Inclusion is reserved exclusively for companies judged as exemplary in terms of their environmental, social and governance (ESG) performance.

“We are extremely proud to be confirmed as a top scorer in the DJSI Indices for the 11th time. Our commitment to sustainability is unwavering and this exceptional achievement directly reflects how everyone in CNH Industrial strives to make the Company, and our world, a better place. This is yet another key milestone on our journey to ESG excellence,” said Scott Wine, Chief Executive Officer, CNH Industrial.

In April of this year, CNH Industrial released its 2020 Sustainability Report along with the magazine, A Sustainable Year, a publication for general audiences.

Additional information on Sustainability at CNH Industrial:
cnhindustrial.com/sustainability/

The 2020 Sustainability Report:
CNH Industrial Sustainability Report 2020

A Sustainable Year:
CNH Industrial A Sustainable Year 2020

CNH Industrial N.V. Corporate Office: 25 St James’s Street London, SW1A 1HA

Corporate Communications                         Exhibit 99.1
_________________________________________________________________________________________

CNH Industrial N.V. (NYSE: CNHI /MI: CNHI) is a global leader in the capital goods sector with established industrial experience, a wide range of products and a worldwide presence. Each of the individual brands belonging to the Company is a major international force in its specific industrial sector: Case IH, New Holland Agriculture and Steyr for tractors and agricultural machinery; Case and New Holland Construction for earth moving equipment; Iveco for commercial vehicles; Iveco Bus and Heuliez Bus for buses and coaches; Iveco Astra for quarry and construction vehicles; Magirus for firefighting vehicles; Iveco Defence Vehicles for defence and civil protection; and FPT Industrial for engines and transmissions. More information can be found on the corporate website: www.cnhindustrial.com

Sign up for corporate news alerts from the CNH Industrial Newsroom:
bit.ly/media-cnhindustrial-subscribe

Contacts:

Corporate Communications

Email: mediarelations@cnhind.com

Investor Relations

Email: investor.relations@cnhind.com